Exhibit 99.1

Ritter Pharmaceuticals Completes Enrollment in Pivotal Phase 3 Clinical Trial of RP-G28 in Patients with Lactose Intolerance

Top-line Data Readout Expected in early Q4 2019

LOS ANGELES (March 5, 2019) – Ritter Pharmaceuticals, Inc. (Nasdaq: RTTR) (“Ritter Pharmaceuticals” or the “Company”), a developer of innovative therapeutic products that modulate the gut microbiome to treat gastrointestinal diseases with an initial focus on the development of RP-G28, a drug candidate with the potential to be the first FDA-approved treatment for lactose intolerance (LI), a condition afflicting more than 40 million people in the United States and millions more worldwide, today announced that it has completed, ahead of schedule, enrollment in its first pivotal Phase 3 clinical trial of RP-G28 for the potential treatment of LI, a study known as the “Liberatus” study (NCT03597516).

“We are encouraged and pleased to have achieved this important milestone ahead of schedule. The large number of patients interested in participating in the trial, highlights the clinical need for new treatment options in this patient population,” said Andrew J. Ritter, CEO of Ritter Pharmaceuticals. “We remain on track for the top-line data readout of the Liberatus study in early Q4 2019. As we near data readout and continue to build our commercialization strategy for RP-G28, we look forward to advancing our ongoing discussions with potential partners for the continued further development and potential launch of this exciting product candidate.”

Trial enrollment has exceeded expectations, concluding with approximately 555 subjects randomized. No single site enrolled more than 10% of the total population, 43% of sites enrolled at least 15 subjects and more than 30 U.S. sites participated in the study. Demographics, even though blinded, indicate a broad population distribution with gender balance and ethnic diversity. No safety signals have been reported to date which continues to confirm the well-tolerated safety and tolerability profile seen in earlier clinical studies.

“I have participated in hundreds of clinical studies and was pleased to be part of the Liberatus trial to evaluate RP-G28 in this under-served patient population,” said Mark E. Kutner, M.D., the Medical Director at Suncoast Research Group. “Patients were keen to participate and as such, recruitment went well. Further, based on the profile of the treatment, patients were motivated to participate, resulting in strong retention and overall good compliance.”

The Phase 3 multicenter, randomized, double-blind, placebo-controlled, parallel-group Liberatus study was designed to determine the efficacy, safety and tolerability of RP-G28 to treat LI. Participants undergo a 2-week screening period, followed by a randomized 30-day study drug treatment period and a 90-day “real world experience” period to assess study drug response and durability of effect after treatment as patients consume their normal diets, including dairy products. The primary endpoint is the mean change in LI symptom composite score 30-days post-treatment compared to baseline. Secondary endpoints evaluate LI signs and symptom outcomes to evaluate patients’ continued treatment benefit. The study utilizes the prior validated symptom assessment measure and real-time, electronic data capture of patient questionnaires to document relevant outcomes. In addition, risk-based data review is being conducted through an electronic, centrally-monitored database to assess potential protocol deviations and site quality indicators.

About Ritter Pharmaceuticals

Ritter Pharmaceuticals, Inc. (www.RitterPharma.com, @RitterPharma) develops innovative therapeutic products that modulate the gut microbiome to treat gastrointestinal diseases. The Company’s lead product candidate, RP-G28, has the potential to become the first FDA-approved treatment for lactose intolerance, a condition that affects over one billion people worldwide. RP-G28 is in Phase 3 clinical development with its first Phase 3 clinical trial, known as “Liberatus,” currently underway. The Company is further exploring the therapeutic potential that gut microbiome changes may have on treating/preventing a variety of diseases including: gastrointestinal diseases, cancer, metabolic, and liver disease.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that express the current beliefs and expectations of Ritter Pharmaceuticals’ management. Any statements contained herein that do not describe historical facts are forward-looking statements, including statements related to our anticipated timing for completion of the Liberatus study, our release of data from the study and the funding and timing of future clinical studies. Forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and achievements to differ materially from those discussed in such forward-looking statements. Some of the factors that could affect our actual results are included in the periodic reports on Form 10-K and Form 10-Q that we file with the Securities and Exchange Commission. Ritter cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to update or revise forward-looking statements, except as otherwise required by law, whether as a result of new information, future events or otherwise.

Contacts

Investor Contact:

John Beck

310-203-1000

john@ritterpharma.com